Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, February 25, 2020

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Quarter Highlights:

•	Consolidated revenues decreased modestly from Q4 2018 due to lower shipments caused by a moderating EMEA market, structural changes at the JAPIC operations and supplier issues

•	Consolidated gross profit increased 15.8% over Q4 2018, driven by a 19.6% increase in Lift Truck gross profit

•	Lift Truck gross profit margin increased to 16.3% from 13.7% in Q4 2018, with increases in all geographic segments due to cost recovery and pricing actions

•
Consolidated operating profit increased to $8.1 million from a loss of $3.4 million in Q4 2018, but was reduced by an increase in product liability expense and investments to support strategic growth initiatives

•	Q4 2019 consolidated net income increased to $3.4 million from a net loss of $1.2 million in Q4 2018

Cleveland, Ohio, February 25, 2020 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $834.8 million and consolidated net income of $3.4 million, or $0.20 per diluted share, for the fourth quarter of 2019 compared with $840.8 million and a consolidated net loss of $1.2 million, or $0.07 loss per share, for the fourth quarter of 2018.
Full-year 2019 lift truck shipments decreased to approximately 100,300 units from approximately 101,900 units in 2018, and consolidated revenues increased to $3.3 billion compared with $3.2 billion in 2018. Consolidated operating profit increased to $53.9 million in 2019 from $38.8 million in 2018. Consolidated net income was $35.8 million, or $2.14 per diluted share, for the year ended December 31, 2019 compared with consolidated net income of $34.7 million, or $2.09 per diluted share, for the year ended December 31, 2018. The Company's reported tax rate was 23.6% for the year ended December 31, 2019, compared with 6.3% for the year ended December 31, 2018. The 2018 net income and reported tax rate included tax benefits of $4.4 million related to U.S. tax reform adjustments, whereas the 2019 net income and reported tax rate included incremental tax expense of $3.0 million for certain U.S. tax reform act provisions.
At December 31, 2019, the Company's cash position was $64.6 million and debt was $287.0 million compared with cash on hand of $62.8 million and debt of $351.1 million at September 30, 2019 and cash of $83.7 million and debt of $301.5 million as of December 31, 2018.
For the 2019 full year, the Company's consolidated cash flow before financing activities was $34.7 million, which was comprised of net cash provided by operating activities of $76.7 million less net cash used for investing activities of $42.0 million. For the 2018 full year, the Company's consolidated cash flow before financing activities was a negative $43.3 million, which was comprised of net cash provided by operating activities of $67.6 million less net cash used for investing activities of $110.9 million, including $77.9 million for the acquisition of Maximal, net of cash acquired.

Segment Financial Results
Summary segment results for the Company's three business segments were as follows for the fourth quarter of 2019 and 2018:

(in millions)	*Hyster-Yale Group		Bolzoni		Nuvera
	Q4 2019	Q4 2018	Q4 2019	Q4 2018	Q4 2019	Q4 2018
Revenues	$798.2	$794.2	$87.0	$87.1	$1.0	$13.7
Operating Profit (Loss)	$17.7	$4.2	$0.5	$1.9	$(10.4)	$(9.8)
Net Income (Loss)	$8.9	$6.3	$0.2	$0.4	$(7.3)	$(7.3)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.
In late 2018, the Company announced that Bolzoni's North America attachment manufacturing would be moved into Hyster-Yale Group's Sulligent, Alabama manufacturing facility as part of a plan to expand Bolzoni's capabilities in the United States. Effective January 1, 2019, the Sulligent facility became a Bolzoni facility. As a result of this reorganization, the 2019 and comparative 2018 financial information in this news release has been reclassified to reflect the Sulligent facility financial results within the Bolzoni segment.

Hyster-Yale Group Results
The following is a summary of Hyster-Yale Group unit shipments, bookings and backlog for the 2019 and 2018 fourth quarters and the 2019 third quarter.

($ in millions)	Quarter Ended December 31, 2019	Quarter Ended September 30, 2019	Quarter Ended December 31, 2018
Unit Shipments	24,800	23,500	27,700
Unit Bookings	22,600	22,800	29,200
Unit Bookings $ value	$550	$540	$690
Unit Backlog	41,200	43,400	43,900
Unit Backlog $ value	$1,070	$1,130	$1,190
Unit shipments improved over the 2019 third quarter, but decreased compared with the 2018 fourth quarter as shipments in the 2019 fourth quarter continued to be impacted, but to a lesser extent than in previous quarters, by a shortage of key components on certain heart-of-the-line products from key suppliers. While these supplier issues were generally resolved by the end of the fourth quarter, there will be some lingering effects in the first quarter of 2020. Lower bookings in the 2019 fourth quarter compared with the prior periods shown were partly a result of extended lead times on certain product ranges caused by the same supplier issues, as well as lower, but still robust, market levels. Backlog and the average sales price per unit in backlog decreased from the prior year and more modestly from the 2019 third quarter as a result of an increase in shipments of higher-priced units during the current quarter.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 5.7% to $545.3 million in the fourth quarter of 2019 from $516.1 million in the fourth quarter of 2018, despite a 500-unit decrease in shipments. This improvement was primarily the result of price increases implemented to offset material cost inflation and tariffs, as well as higher revenues from an increase in shipments of higher-priced Class 2 electric warehouse trucks and Class 5 Big Trucks in the North America market, which more than offset the revenue decrease from substantially fewer shipments of lower-capacity, lower-priced Class 1 and Class 5 trucks.
In the fourth quarter of 2019, operating profit in the Americas improved to $17.8 million from $4.0 million in the fourth quarter of 2018. Operating profit increased primarily as a result of improved gross profit partly offset by higher operating expenses. The increase in gross profit was mainly due to price increases to recover 2018 and 2019 material cost inflation, including continuing tariffs, as well as pricing actions applied throughout 2019, which matured during the fourth quarter of 2019. The improvement in gross profit from these benefits was partially offset by a shift in mix to lower-margin products and unfavorable currency movements.
Operating expenses increased primarily as a result of increased product liability expense, product development costs to support a planned major upgrade of several of the Company's core product platforms and additional investments in the expansion of Hyster-Yale Group's industry-focused sales and marketing teams.

EMEA Results
Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, decreased to $197.3 million in the fourth quarter of 2019 from $207.7 million in the fourth quarter of 2018. Revenues declined primarily due to a decrease in unit and parts revenues and unfavorable currency movements of $6.8 million from the translation of sales into U.S. dollars. Unit shipments decreased across all EMEA regions by approximately 1,700 units, driven by all classes of lift trucks, with the exception of Class 5 Big Trucks. The decline in lower-capacity Class 5 lift truck shipments was the result of the same component shortages experienced in the Americas. Price increases implemented to offset higher material costs partly offset the revenue decrease.
Despite lower revenues, EMEA operating profit increased to $5.0 million in the fourth quarter of 2019 from $4.2 million in the fourth quarter of 2018 primarily as a result of improved gross profit, partly offset by higher operating expenses. The improvement in gross profit was mainly due to pricing actions on lift truck sales and a favorable shift in mix to higher-margin products, partially offset by unfavorable currency movements, higher material and freight costs and increased warranty expense, as well as lower unit and parts volumes. The increase in operating expenses was driven by higher costs to support the Company's strategic growth initiatives

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as results from Hyster-Yale Maximal, decreased to $55.6 million in the fourth quarter of 2019 from $70.4 million in the fourth quarter of 2018. The lower revenues were primarily driven by a decrease in shipments of approximately 600 units. During the 2019 fourth quarter, the Company implemented new ERP systems in JAPIC and launched new forklift truck models, as well as moved the JAPIC headquarters to a more centralized location in the region, all of which led to reduced productivity and, ultimately, the lower unit shipment levels during the quarter.
JAPIC generated an operating loss of $5.1 million in the fourth quarter of 2019 compared with an operating loss of $4.0 million in the fourth quarter of 2018. JAPIC's operating results declined primarily as a result of lower parts margins and a shift in mix to lower-margin products.

Bolzoni Results
While Bolzoni's 2019 fourth quarter revenues of $87.0 million were comparable to the 2018 fourth quarter revenues of $87.1 million, operating profit decreased to $0.5 million in the fourth quarter of 2019 from $1.9 million in the 2018 fourth quarter. The decrease in operating profit was primarily due to unfavorable currency movements.

Nuvera Results
Nuvera revenues decreased to $1.0 million in the fourth quarter of 2019 from $2.4 million in the third quarter of 2019 and from $13.7 million in the fourth quarter of 2018. During the fourth quarter of 2018, Nuvera recognized revenues that had previously been deferred on fuel cell battery box replacements ("BBRs") sold. The decrease in revenues compared with the third quarter of 2019 was primarily the result of lower development funding associated with Nuvera's third-party development agreements.
Nuvera's 2019 fourth quarter operating loss increased compared with the prior year quarter mainly as a result of lower product development funding received from third parties. Despite an increase in the operating loss, Nuvera's net loss was comparable to the prior year quarter as a result of an accrued dividend from one of Nuvera's investments.

Investor Perspective
Hyster-Yale is currently undertaking the largest set of programs in its history. These programs are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance over the next three to four years.
For some time, the Company has been focused on six core strategies:

1.	Provide the lowest cost of ownership while enhancing productivity for customers.

2.	Be the leader in the delivery of industry- and customer-focused solutions.

3.	Be the leader in independent distribution.

4.	Grow in emerging markets.

5.	Be the leader in the attachments business.

6.	Be a leader in fuel cells and their applications.
The projects required to execute fully on these strategies have been, in general, initiated over the last several years and many are now moving toward completion. Further, many of the projects supporting these strategies are inter-related and succeeding in one will foster success in others. In total, these projects have required, and continue to require, significant up-front expense and capital expenditure investment. The various projects cover a broad range of Hyster-Yale activities, including product development, supply chain, IT, manufacturing, sales and marketing for each of the Company’s three major businesses: Hyster-Yale Group, Bolzoni and Nuvera.
Since 2017, these investments, both expense and capital, have increased significantly. Further increased investments are expected to continue to be made, with capital expenditures expected to be substantially higher in 2020 than in 2019. The return from these investments is expected to increase over the next three to four years. In this context, Hyster-Yale Group's operating profit is expected to improve significantly in 2020 over 2019. Results in the first half of the year are expected to be higher than the first half of 2019, with further, substantial improvement expected in the second half of the year compared with both the second half of 2019 and the first half of 2020. Further improved results are expected with significant increases through 2023. Hyster-Yale Group's objective is to achieve its target of 7% operating profit margin in this period assuming reasonable market conditions continue. Likewise, Bolzoni’s operating profit is expected to increase in 2020, primarily as a result of the absence of $2.5 million of restructuring charges for its Americas operations, with further improvements in the following years, leading to achievement of a 7% operating profit margin target. Nuvera’s results are expected to improve in 2020 over 2019, with shipments expected to ramp up throughout the second half of 2020. Results are expected to improve significantly at Nuvera over the 2021 to 2023 time period. At each of these three businesses, the investments being undertaken are expected to lead to increased operating profit through higher volumes, decreased product costs and improved pricing, partially offset by a higher level of operating expense in future years. Overall, consolidated operating profit and net income in 2020 are expected to increase substantially over 2019.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. At the core of these programs is a new set of modular and scalable product families covering both internal combustion engine and electric trucks, which will provide customers with enhanced flexibility for meeting their application needs combined with the benefit of lowest total cost of ownership. The introduction of the first of these products is expected in the second half of 2020 with the launch of a new range of counterbalanced trucks. This range will be expanded comprehensively to include larger counterbalanced capacities, Big Trucks and warehouse trucks. A further major initiative in product offerings will come from the introduction of trucks manufactured by Hyster-Yale Maximal in China. A line of trucks from Hyster-Yale Maximal has been designed to provide high quality and reliable, lower-intensity trucks for global markets and standard trucks for the Chinese market. These trucks are being progressively launched globally under the Hyster® UT and Yale® UX brands to serve lower-intensity customer applications. The launch began in the JAPIC, Brazil and Latin America markets during the 2019 fourth quarter and is expected to expand over the course of 2020 to all countries. In addition, Hyster-Yale Group’s partner in India is expected to increase local production of larger trucks. In 2019, a new end rider and a new automated Reach Truck were launched in the North America market, and a range of new lower-cost Class 3 lift trucks, including walkie and stacker global products, were launched in certain markets. All of these new products are expected to have a significant impact on results in 2020. In early 2020, Hyster-Yale launched a new 3- to 5-ton integrated lithium-ion engine lift truck with numerous ergonomic benefits for the Americas and EMEA markets, and it expects to launch a 7- to 9-ton version later in the year. In addition, the Company expects to launch a newer-model Reach Truck for the Americas market late in the first quarter of 2020. To further enhance productivity for customers, Hyster-Yale Group is continuing to develop automation solutions for warehouse trucks, initially in combination with industry partners. Some of these products are already in the market today, but new solutions and customers are expected to be developed progressively over the next several years. Hyster-Yale Group continues to expand sales of telemetry products, and new generations of lift trucks will offer a fully integrated telematics solution. Finally, Hyster-Yale Group anticipates introducing new fuel cell BBRs for Class 1, 2 and 3 forklift trucks over the next few years, beginning with the first model in the second quarter of 2020, that are expected over time to move the fuel cell BBR business to break-even.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over the next few years. Hyster-Yale Group’s largest manufacturing facilities in Berea, Craigavon and Greenville are undergoing significant changes and are expected to have reduced costs and improved productivity while most other plants will see more modest changes. China production activities are expected to be consolidated at the Hyster-Yale Maximal facility. The first phase of this transition occurred during the 2019 fourth quarter, and the second phase is expected to be completed by the end of 2020.

Hyster-Yale Group currently has over 400 different forklift models in its range, including Hyster-Yale Maximal models, which are reinforced by its capability to customize these trucks to meet specific customer needs. The modular nature of the new products being introduced will enhance Hyster-Yale's ability to meet customer needs at lowest cost and in more detail, both at the industry level and at the individual customer level. To achieve the full expected benefit from these programs, Hyster-Yale continues to make substantial expense investments in its sales and marketing organizations to realign teams around industry groupings, with spending on this program almost at mature levels. Within marketing, industry-focused resources have been added to develop industry strategies. The higher-priority industry strategies have been completed for North America and Europe. Most of the strategies were completed for all countries, or groups of countries, during 2019 but will mature and be enhanced over future years. To support execution of these industry strategies, Hyster-Yale Group has invested in additional industry-focused sales capabilities to support its dealers. This industry-focused structure has been highly successful in its National Account direct sales program and is now being deployed with the new dealer support teams. These investments are largely in place in North America, and to a lesser degree in EMEA. Additional sales capabilities are expected to be added in other areas around the world over the next year, while the Company will look to reduce costs in other areas to contain spending. In total, the Company believes that these projects will put it in a position to be a leader in the delivery of industry- and customer-focused solutions worldwide.
While the new sales teams will support dealers’ sales efforts, the Company also intends to continue to upgrade its global dealer capabilities. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands in their territories. These dealers will be supported by Hyster-Yale Group's commitment to helping dealers strengthen the excellence of their activities in all areas of their business, including leadership, sales, parts, service, rental, leasing and remarketing. To help these programs have maximum impact, the Company intends to invest over the next few years in enhanced digital customer experience systems. Taken together, these initiatives amount to a new, uniquely competitive way of serving the markets around the world.
Bolzoni is also pursuing very aggressive projects to expand its global market position. These projects include strengthening Bolzoni’s ability to serve the North America market by having responsibility for the former Hyster-Yale Group Sulligent plant, where it is now manufacturing attachments and continuing the plant’s support of Hyster-Yale Group through the supply of cylinders and various other components. In 2019, Bolzoni phased out production at its Homewood, Illinois facility and completed the shift of manufacturing to Sulligent. Bolzoni is still maintaining a distribution center and certain other operations in Homewood. This restructuring was completed in 2019, and Bolzoni does not anticipate any further restructuring-related costs in 2020.
There is a large opportunity for market share growth in the Americas market for attachments. To help capture this, Bolzoni plans to introduce a broader range of locally produced attachments with shorter lead times to serve its customer base. Bolzoni also is in the process of increasing its sales, marketing and product support capabilities in North America, and is establishing a small assembly function in Brazil to serve the Latin America market. In addition, it has developed a standard product line sourced from one of its factories in China to supplement its premium line. Further, Bolzoni has plans to continue to expand this standard product line. Bolzoni’s current outstanding premium line of products coupled with these standard products and an industry-focused strategy are expected to give Bolzoni the ability to increase its sales significantly in the Americas, JAPIC and EMEA regions. These new programs are expected to increase Bolzoni’s market position and profitability, especially over the next two to three years.
Nuvera is approaching the point where it will move from being a venture business focused on commercializing leading technology to a product-based company serving not only the forklift truck market, but also heavy-duty applications, such as buses and trucks and applications in the automotive sector, with an expanding line of developed products. Nuvera expects its core technology to move to a new generation of fuel cell stack design over the next year with broad application in each of these markets. It successfully certified its first 45kW engine for China in 2019 and the vehicle certification is in process. Nuvera is focused on continuously improving the quality and cost of its fuel cell engines. These performance and cost factors are expected to reach target objectives over the next two years. With the transfer of the responsibility for development of non-fuel-cell engine components and the overall assembly of Class 1 and Class 2 BBRs to Hyster-Yale Group during 2019, Nuvera is now focused entirely on fuel cell stacks and engines. To improve its cost base, Nuvera continues to work on standardizing its products, developing low-cost suppliers and automating various elements of stack production. Robotic stack assembly lines have been in development for some time, and Nuvera brought the first online during the fourth quarter of 2019. In overview, Nuvera’s objective is to reduce its loss in 2020 and to achieve break-even in the near to medium term. In the long term, Nuvera is expected to contribute substantially to the Company's overall earnings.
In summary, Hyster-Yale believes it is at an inflection point in its business. Results in 2019 reflected continued investment in the Company's strategic programs and progress on their implementation. In 2020, the Company expects the maturation of these investments to begin, and as a result, 2020 operating profit and net income are expected to increase significantly over 2019. Efforts to abate the most severe shortages from key suppliers in the United States have now been successful, and the supplier shortages that occurred during 2019 were generally resolved by the end of the year, with some modest lingering effects in the first quarter of 2020. The status of tariffs has been changing continuously and, although the Company is still experiencing significant additional costs from both the Section 232 and Section 301 tariffs, the Section 301 tariffs have been abated somewhat by government-granted exclusions and partly offset by the Company’s supply chain group securing alternative non-Chinese suppliers and negotiating price reductions.
For the 2020 full year, consolidated cash flow before financing activities is expected to increase significantly over 2019.
In 2020 and 2021, a considerable portion of the new projects outlined above are expected to have reached completion for all three companies and the Company believes the full impact of these programs can lead to profitability improvements for a number of years to come. The remainder of the programs are expected to reach maturity mainly in 2022 and 2023, although a few, particularly those involving dealer structure and excellence, are more in the nature of continuous improvement projects rather than projects which reach maturity at a given time. Of course, the absolute level of profitability will reflect actual market demand levels, which showed some softening in 2019, particularly in EMEA. While markets are still at robust levels, the market appears to be in a downturn, which is currently projected to be moderate and of limited duration. As a result, in 2020, the Company is currently forecasting strong but lower forklift market levels in all geographic segments. The Company continues to forecast a resolution to the Brexit transition in a way that does not significantly harm Hyster-Yale’s business prospects.
The effects of the Coronavirus epidemic continue to evolve daily, and there is much uncertainty with regard to the ramifications of this situation. Currently, as a result of the extended Chinese New Year and government mandates associated with containing the Coronavirus epidemic in China, the startup of production at the Company's Chinese facilities has been delayed, but is expected to ramp up over the next few weeks. However, this timing is contingent on the appropriate utilities, transportation and other support services being in place, as well as the availability of components from suppliers. Further, the impact and the spread of the virus, which is not predictable at this time, may affect the Company's operations in other areas of the world, including Italy. Hyster-Yale will continue to monitor the global Coronavirus situation, and its effect on the Company's businesses, and it will take further action as necessary to maintain the health and safety of its global employees and partners, and to address any production and supply chain issues which may emerge.
The Company believes that investors who are focused on mid-term business improvement in market position and profitability will find that Hyster-Yale’s focus is consistent with those investment objectives.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, February 26, 2020 at 11:00 a.m. eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 4885655, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 3, 2020. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling. Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) delays in manufacturing and delivery schedules, (4) the successful commercialization of Nuvera's technology, (5) customer acceptance of pricing, (6) the political and economic uncertainties in the countries where the Company does business, (7) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (8) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, and (16) unfavorable effects of the Coronavirus on either the Company's or its suppliers plants' capabilities to produce and ship products if the epidemic spreads or quarantines are extended.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(In millions, except per share data)

Revenues	$834.8	$840.8	$3,291.8	$3,179.1
Cost of sales	693.6	718.9	2,750.0	2,682.1
Gross Profit	141.2	121.9	541.8	497.0
Selling, general and administrative expenses	133.1	125.3	487.9	458.2
Operating Profit (loss)	8.1	(3.4)	53.9	38.8
Other (income) expense
Interest expense	4.9	4.4	19.8	16.0
Income from unconsolidated affiliates	(1.4)	(2.6)	(9.3)	(10.0)
Other, net	0.7	(2.3)	(4.5)	(3.8)
Income (loss) before Income Taxes	3.9	(2.9)	47.9	36.6
Income tax provision (benefit)	0.5	(1.7)	11.3	2.3
Net (income) loss attributable to noncontrolling interest	—	—	(0.8)	0.4
Net Income (loss) Attributable to Stockholders	$3.4	$(1.2)	$35.8	$34.7

Basic earnings (loss) per share	$0.20	$(0.07)	$2.15	$2.10

Diluted earnings (loss) per share	$0.20	$(0.07)	$2.14	$2.09

Basic weighted average shares outstanding	16.666	16.559	16.645	16.540
Diluted weighted average shares outstanding	16.773	16.642	16.726	16.602

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2019	6/30/2019	9/30/2019	12/31/2019	Year Ended 12/31/2019
	(In millions)
Net Income Attributable to Stockholders	$3.4	$16.2	$12.8	$3.4	$35.8
Noncontrolling interest income (loss)	(0.2)	0.7	0.3	—	0.8
Income tax provision	1.5	4.4	4.9	0.5	11.3
Interest expense	4.5	5.1	5.3	4.9	19.8
Interest income	(0.4)	(0.4)	(0.2)	(0.8)	(1.8)
Depreciation and amortization expense	11.2	10.8	10.3	11.0	43.3
EBITDA*	$20.0	$36.8	$33.4	$19.0	$109.2

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(In millions)
Revenues
Americas	$545.3	$516.1	$2,123.3	$1,987.5
EMEA	197.3	207.7	751.2	768.8
JAPIC	55.6	70.4	249.7	242.1
Hyster-Yale Group	$798.2	$794.2	$3,124.2	$2,998.4
Bolzoni	87.0	87.1	345.4	349.0
Nuvera	1.0	13.7	10.1	17.0
Eliminations	(51.4)	(54.2)	(187.9)	(185.3)
Total	$834.8	$840.8	$3,291.8	$3,179.1

Gross profit (loss)
Americas	$93.0	$73.0	$354.8	$314.3
EMEA	30.9	28.4	110.5	102.8
JAPIC	6.6	7.7	29.7	22.1
Hyster-Yale Group	$130.5	$109.1	$495.0	$439.2
Bolzoni	14.0	15.5	58.1	63.7
Nuvera	(3.6)	(3.0)	(11.2)	(6.0)
Eliminations	0.3	0.3	(0.1)	0.1
Total	$141.2	$121.9	$541.8	$497.0

Operating profit (loss)
Americas	$17.8	$4.0	$88.8	$75.4
EMEA	5.0	4.2	10.7	6.6
JAPIC	(5.1)	(4.0)	(13.9)	(14.5)
Hyster-Yale Group	$17.7	$4.2	$85.6	$67.5
Bolzoni	0.5	1.9	4.7	9.5
Nuvera	(10.4)	(9.8)	(36.3)	(38.3)
Eliminations	0.3	0.3	(0.1)	0.1
Total	$8.1	$(3.4)	$53.9	$38.8

Net income (loss) attributable to stockholders
Americas	$10.6	$1.3	$61.2	$53.5
EMEA	4.0	3.8	9.0	6.3
JAPIC	(5.7)	1.2	(11.9)	(3.1)
Hyster-Yale Group	$8.9	$6.3	$58.3	$56.7
Bolzoni	0.2	0.4	2.8	5.8
Nuvera	(7.3)	(7.3)	(25.2)	(27.9)
Eliminations	1.6	(0.6)	(0.1)	0.1
Total	$3.4	$(1.2)	$35.8	$34.7

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Year Ended
	December 31
	2019	2018
	(In millions)
Net cash provided by operating activities	$76.7	$67.6
Net cash used for investing activities	(42.0)	(110.9)
Cash Flow Before Financing Activities	$34.7	$(43.3)

	December 31, 2019	December 31, 2018
Debt	$287.0	$301.5
Cash	64.6	83.7
Net Debt	$222.4	$217.8